UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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WYNN RESORTS, LIMITED

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Revised Definitive Proxy Statement Information

Explanatory Note: The following supplemental disclosure (the “Supplement”) revises and restates, in its entirety, the section labeled “Additional Information Regarding The Election of Directors” beginning on page 5 of the definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed by Wynn Resorts, Limited (the “Company”) on March 16, 2015. The Supplement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Additional Information Regarding The Election of Directors

Background on the Board’s Determination Not to Re-Nominate Elaine Wynn. As stated above, the Board has voted to reduce the size of Class I to two directors, effective upon expiration of the terms of the current Class I directors at the 2015 Annual Meeting. In determining to reduce the size of Class I, the Board decided not to re-nominate Elaine P. Wynn to serve as a director, based on the recommendation of the Nominating and Corporate Governance Committee (the “Corporate Governance Committee”). Ms. Wynn has served as a director of the Company since October 2002, and the Board thanks her for her past service. Pursuant to its charter, the Corporate Governance Committee recommends to the Board the Company’s director nominees for election by the stockholders. Under the Board Membership Criteria set forth in the Company’s Corporate Governance Guidelines, in determining whether to nominate or re-nominate a candidate for election as a director of the Company, the Corporate Governance Committee considers a number of factors, including a candidate’s ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a candidate’s other commitments, potential conflicts of interest, and independence from management and the Company. Following an extensive process that included multiple meetings and the participation of Ms. Wynn, the Corporate Governance Committee determined not to recommend that Ms. Wynn be re-nominated.

Prior to the Board’s determination not to re-nominate Ms. Wynn, Ms. Wynn notified the Company in a letter dated February 13, 2015 that if she were not nominated to serve another three-year term as a director of the Company, she intended to nominate herself for election as a Class I director to the Company’s Board at the Annual Meeting. Ms. Wynn subsequently filed a definitive proxy statement and definitive additional proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) to solicit proxies in favor of her election to the Board.

Ms. Wynn was last nominated by the Board as a director candidate in September 2012. Shortly before that time, in June 2012, Ms. Wynn filed a cross claim against Stephen A. Wynn, the Company’s Chief Executive Officer, seeking a declaration that (1) any and all of Ms. Wynn’s duties under the Amended and Restated Stockholders Agreement (described below) shall be discharged; (2) the Amended and Restated Stockholders Agreement is subject to rescission and is rescinded; (3) the Amended and Restated Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions in the Amended and Restated Stockholders Agreement on the sale of shares shall be construed as inapplicable to Ms. Wynn.

In the definitive proxy statement filed by Ms. Wynn on March 20, 2015, Ms. Wynn stated that she does not recall hearing any member of the Board ever raise concerns about any potential chilling effect that her litigation with Mr. Wynn might have had on Board deliberations, and that if any member of the Board had such concerns, she believes the issue should have been raised and discussed with her. However, the independent directors were troubled by Ms. Wynn’s litigation and discussed their concerns with Ms. Wynn on more than one occasion prior to her being re-nominated in 2012 and on numerous instances since 2012. These discussions have included written correspondence, in-person meetings, meetings of independent directors and participation by counsel.

In August 2012, the Corporate Governance Committee met to discuss its concerns over recommending the election of Ms. Wynn as a director because she had initiated claims in litigation against the Company’s Chief Executive Officer and its concerns (as addressed further below) over the increased possibility of triggering a “change of control” provision under the indentures for certain of the Company’s outstanding debt securities (thereby potentially requiring the Company to offer to repurchase a significant amount of its then outstanding debt securities), if Ms. Wynn were successful in her claim and thereafter sold, gifted or otherwise disposed of large amounts of Company Common Stock. At that meeting, it was determined that the chairman of the Corporate Governance Committee would meet with Ms. Wynn to discuss these matters. The chairman of the Corporate Governance Committee met with Ms. Wynn and asked her a number of questions regarding her lawsuit and expressed the Committee’s concern that her claim and its potential consequences under the outstanding debt securities presented an impediment to Ms. Wynn’s continued service on the Board. These matters were further discussed at a September 2012 meeting of the Corporate Governance Committee and a subsequent meeting of the

Additional Information Regarding The Election of Directors

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Executive Committee (which consisted of all of the independent directors other than then-director Kazuo Okada), which Ms. Wynn attended. The minutes for those meetings document that the independent directors discussed at length their concerns regarding issues surrounding the litigation by Ms. Wynn relating to the Amended and Restated Stockholders Agreement, most particularly with respect to potential conflicts between her interests as a stockholder and her duties as a director. Based on assurances given by Ms. Wynn at the foregoing meetings that her dispute with the Company’s Chief Executive Officer would not interfere with her service as a director, the Corporate Governance Committee determined to recommend that Ms. Wynn be re-nominated as a director, and, upon the Corporate Governance Committee’s recommendation, the Board voted to re-nominate Ms. Wynn for election as a director in 2012.

The independent directors’ view is that since Ms. Wynn was last nominated in 2012, Ms. Wynn’s personal goals in her litigation and a number of other incidents have presented actual and potential conflicts of interest in which, in the independent directors’ view, Ms. Wynn has placed her own interests ahead of those of other stockholders. As a result of these developments since 2012, the independent directors have lost confidence in Ms. Wynn’s judgment in the Board room and believe that she has lost her effectiveness as a director. As one example, in 2014, the Compensation Committee sought to implement a re-negotiated employment agreement with Mr. Wynn to reduce his salary and perquisites and to replace a portion of his cash-based annual incentive award with performance–contingent equity awards. Under the Amended and Restated Stockholders Agreement, any shares awarded to Mr. Wynn would be subject to the restrictions of that agreement. When the independent chairman of the Compensation Committee requested that Ms. Wynn consent to the compensation-related shares being excluded from the terms of the Amended and Restated Stockholders Agreement, Ms. Wynn sought an amendment to the Amended and Restated Stockholders Agreement to increase the number of shares of Company Common Stock that she is permitted to sell. This response to the Compensation Committee’s efforts to implement a stockholder-approved compensation program and Ms. Wynn’s explanation of her proposal left the independent directors with the view that Ms. Wynn was placing her personal interest in being released from restrictions in the Amended and Restated Stockholders Agreement on selling, gifting or otherwise disposing of the Company’s Common Stock ahead of her fiduciary duties to act in the best interests of the stockholders of the Company.

The independent directors also were concerned when the Company learned that Ms. Wynn’s nephew had joined a competing venture to develop a casino on a parcel of land located across Las Vegas Boulevard from Wynn Las Vegas. Over the course of several years, Ms. Wynn participated in Board meetings in which the Board discussed at length whether and upon what terms to acquire the parcel. Ultimately, the land that the Company sought to acquire was purchased by a group that included Ms. Wynn’s nephew, and it was only after the purchase at a foreclosure sale at which representatives of the Company appeared, that the Company learned from public news reports of her nephew’s involvement in the competing venture. At no time did Ms. Wynn recuse herself from Board discussion on the subject nor did she ever inform the Board or the Company of her nephew’s involvement in the competing venture. The Company only learned of such involvement from public news reports after the sale had been completed. In February 2015, the independent directors discussed this matter with Ms. Wynn but were not satisfied that her conduct had been consistent with the duties of disclosure required of directors when a conflict of interest arises. In Ms. Wynn’s definitive additional proxy materials dated March 25, 2015, Ms. Wynn states that at no time during the Company Board discussions of the possible land acquisition was she aware of the plan by her nephew to purchase that same land, but she has not informed the Company of the date upon which she first learned of her nephew’s involvement with the competing venture.

In light of the independent directors’ concerns discussed above, in the fall of 2014, independent directors who have served with Ms. Wynn on the Company’s Board for many years met individually and corresponded with Ms. Wynn to discuss her views regarding the Company, her service as a director and her cross claim against the Company’s Chief Executive Officer. Following those discussions, Ms. Wynn sent a letter to the independent directors dated December 5, 2014, in which Ms. Wynn stated that she had been informed that, as a result of her position regarding the treatment of equity proposed to be granted to Mr. Wynn as an element of restructured CEO compensation, some of the independent directors “are irritated and angry with me, and have suggested that my board seat is now in jeopardy.” In a letter dated December 23, 2014, the independent directors responded to Ms. Wynn’s December 5 letter in order to correct key inaccuracies in her December 5 letter and to express their deep concern regarding her actions. The independent directors’ December 23 letter concluded by stating:

As we noted to you [Ms. Wynn] in the past, we believe the litigation that you brought against the Company’s CEO (which we believe is highly unusual if not unprecedented) has been a source of consistent concern in the Board room. You indicate this is a matter between two stockholders but we believe such an action represents a risk to the Company and the other stockholders.

Another incident that led the independent directors to believe that Ms. Wynn has placed her personal interests ahead of her role as a director occurred in January 2015 when Ms. Wynn’s foundation notified the Company that it had sold slightly less

Additional Information Regarding The Election of Directors

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than $10 million worth of the Company’s Common Stock during a “blackout period” shortly before the Company announced its earnings. Ms. Wynn’s foundation did not pre-clear the sale of the stock or notify the Company of the proposed timing of the foundation’s sale, and informed the Company of the stock sale only after the transaction had been executed. When the Company subsequently asked Ms. Wynn about the sale and reminded Ms. Wynn that directors are not permitted to sell Company Common Stock during such “blackout periods” and are required to pre-clear all transactions with the Company (which the foundation had not done), Ms. Wynn took the position that her personal foundation is not subject to the Company’s insider trading policy and that her foundation acted within its rights.

On February 19, 2015, the chairman and another member of the Corporate Governance Committee met with Ms. Wynn. The discussion in the February 19 meeting focused on the independent directors’ belief that Ms. Wynn’s cross claim presents risks to the Company and presents a conflict of interest because it appeared to the independent directors to place Ms. Wynn’s personal interest in being released from restrictions in the Amended and Restated Stockholders Agreement on her selling, gifting or otherwise disposing of the Company’s Common Stock ahead of the Company’s interest in not increasing the likelihood of triggering a change of control under the indentures for certain of the Company’s debt securities (discussed further below). The Corporate Governance Committee also invited Ms. Wynn to address these concerns in person at its meeting on February 24, 2015. During the February 19 and February 24 meetings, Ms. Wynn stated her view that her lawsuit relates only to her status as a stockholder and is separate from her responsibilities as a director, a view not shared by the independent directors. Ms. Wynn did not assuage the Corporate Governance Committee’s concerns about her effectiveness in the Board room, as discussed below.

At the February 24 meeting, the Corporate Governance Committee voted to recommend that Ms. Wynn not be re-nominated due to:

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The Corporate Governance Committee’s concerns over actual and potential conflicts of interest. In this regard, the Corporate Governance Committee believes that Ms. Wynn has placed her individual interests ahead of her duties as a director, including in her cross claim against the Company’s Chief Executive Officer and her attempt to modify the Amended and Restated Stockholders Agreement in the context of the Board’s proposal to replace a portion of the Chief Executive Officer’s cash-based annual incentive award with performance–contingent equity awards.

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The Corporate Governance Committee’s view that Ms. Wynn’s claims in her lawsuit and ongoing dispute with the Company’s Chief Executive Officer have reduced the effectiveness of her participation on the Board. In this regard, independent directors have expressed concerns that discussion at Board meetings has been negatively impacted by their perception that Ms. Wynn might seek to utilize statements made at the Board meetings, or take positions concerning decisions made at the meetings, to advance her litigation claims or to otherwise advance her individual position as a stockholder. This concern was reinforced when, following the Board’s vote not to re-nominate Ms. Wynn on the Company’s slate for election as a director, Ms. Wynn relied on her claim against Mr. Wynn to serve litigation discovery requests on the Company and on each of the independent directors seeking information concerning the independent directors’ decision not to re-nominate Ms. Wynn.

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The Corporate Governance Committee also took into account that Ms. Wynn is not meaningfully contributing to the Board’s discussion and work, which is increasingly conducted at the Board committee level, in which Ms. Wynn is unable to participate due to her lack of independence under NASDAQ listing standards and her resulting inability to serve on any existing Board committees. In this regard, under NASDAQ rules, for a director to be independent, the director must not have “a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director” and also must not have certain relationships set out in the rules (often referred to as “bright–line” independence tests). At the Board meeting on February 26, 2015, after the Board had voted not to re–nominate Ms. Wynn to serve as one of the Company’s directors, and after a review of the definition of “independent director,” Ms. Wynn voted with the Board’s unanimous determination that the Company has six directors who qualify as independent: Messrs. Hagenbuch, Irani, Miller, Shoemaker, Virtue and Wayson. As she has done for over a dozen years, Ms. Wynn, acting in her role as a director, voted without objection in determining that she and Mr. Wynn do not qualify as independent. See “Corporate Governance; Director Independence” on page 9 of the Definitive Proxy Statement for additional information on the Board’s independence determinations. In this regard, it is important to note that Ms. Wynn maintains her office at the Company’s headquarters and Ms. Wynn’s definitive additional proxy materials filed on March 20, 2015 reflect her views of her on-going operational involvement with the Company. These factors reinforce the Board’s determination that Ms. Wynn’s relationships with the Company would, in the Board’s view, “interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”

Additional Information Regarding The Election of Directors

Revised Definitive Proxy Statement Information

The Board’s Commitment to Increase Board Diversity. In the Corporate Governance Committee’s view, corporate governance trends support increasing the percentage of directors on a board who are familiar with the business environment in which a company competes, but who are independent and have obtained their knowledge and skills from diverse experiences. Particularly in light of the Company’s geographic expansion outside of Las Vegas, the Corporate Governance Committee believes that a candidate with broader experience could contribute meaningfully to the Board’s work in connection with the Company’s important strategic initiatives. Although Ms. Wynn has been associated with the companies in which Mr. Wynn has served as Chief Executive Officer, she has never served in a role where she had daily operating responsibility or any direct responsibility for lines of business or major corporate functions. Because the Corporate Governance Committee is continuing to search for director candidates who can contribute to the Board’s experience and diversity, the size of the Board will be reduced until the Board has elected a suitable candidate.

In January 2013, the Company applied for a gaming license to develop a resort in Massachusetts. As part of the application process, Company directors were required to complete a licensing application, submit extensive personal information, submit to at least one interview by state officials and undergo extensive vetting. In November 2012, the Company also applied for a gaming license to develop a resort in Philadelphia, a process from which the Company withdrew in 2013. During the time that these applications were pending, the Company did not add new directors to the Board, which could have delayed the licensing processes. In November 2014, the Company was awarded a gaming license in Massachusetts and now expects to develop and construct an integrated resort in Everett, Massachusetts.

Over the coming year, the Corporate Governance Committee will search for new independent director candidates and, upon identifying suitable director candidates, will increase the Board’s size accordingly. As discussed under “Corporate Governance; Director Nominating Procedures and Diversity” on page 11 of the Definitive Proxy Statement, the Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience. Consistent with the Company’s long-standing commitment to promoting diversity, as reflected by the number of women in senior leadership roles at the Company, the Corporate Governance Committee intends to prioritize women and diverse candidates in its search to bring new perspectives and experience to the Board, and will name one or more diverse directors to the Board by the end of 2015.

The Amended and Restated Stockholders Agreement and Ms. Wynn’s Litigation Claim. Since before the Company became publicly traded, Mr. Wynn has been a party to a stockholders agreement with other founding stockholders of the Company containing restrictions on the transfer of the shares of Company stock owned by the parties to the agreement and thereby having the effect of delaying, preventing or deterring a change of control of the Company. As discussed under “Certain Relationships and Related Transactions” on page 36 of the Definitive Proxy Statement, Ms. Wynn, Mr. Wynn and Aruze USA, Inc. (“Aruze”) (a company controlled by former director Mr. Okada) are parties to an Amended and Restated Stockholders Agreement dated January 6, 2010 (the “Amended and Restated Stockholders Agreement”) that contains covenants and provisions relating to voting agreements, pre-emptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of the shares of Company stock owned by the parties to the agreement. Ms. Wynn became a party to the Amended and Restated Stockholders Agreement in connection with her obtaining ownership of 11,076,709 shares of the Company’s Common Stock that were transferred to her by Mr. Wynn in connection with their divorce settlement, and she thereby became subject to the covenants and provisions of the Amended and Restated Stockholders Agreement, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of Company shares, subject to the release of $10 million worth of Company shares to Ms. Wynn on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision of the prior stockholders agreement to provide that each of Mr. Wynn, Ms. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Ms. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the redemption of Aruze’s shares, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote such shares.

On February 18, 2012, after a determination by the Board of the “unsuitability,” under Article VII of the Company’s articles of incorporation, of Mr. Okada, Aruze and Universal Entertainment Corporation, Aruze’s parent company, the Company redeemed all of the shares previously owned by Aruze and on February 19, 2012, the Company filed a complaint in the Eighth Judicial District Court, Clark County, Nevada against Mr. Okada, Universal Entertainment Corporation and Aruze. On June 19, 2012, Ms. Wynn asserted a cross claim against Mr. Wynn and Aruze (see Item 3—“Legal Proceedings” and

Additional Information Regarding The Election of Directors

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elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014) seeking a declaration that (1) any and all of Ms. Wynn’s duties under the Amended and Restated Stockholders Agreement shall be discharged; (2) the Amended and Restated Stockholders Agreement is subject to rescission and is rescinded; (3) the Amended and Restated Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions in the Amended and Restated Stockholders Agreement on the sale of shares shall be construed as inapplicable to Ms. Wynn.

The Senior Notes Change of Control Covenant. The indenture for Wynn Las Vegas, LLC’s 4 1/4% Senior Notes due 2023 (the “2023 Indenture”) provides that if Mr. Wynn, together with certain related parties that include Ms. Wynn, in the aggregate beneficially owns a lesser percentage of the voting power of the outstanding Common Stock of the Company than is beneficially owned by any other person, a change of control will have occurred (defined in the 2023 Indenture as a “Change of Control”). The indenture for Wynn Las Vegas, LLC’s 5 1/2% Senior Notes due 2025 (the “2025 Indenture”) provides that a Change of Control under the 2023 Indenture will constitute a Change of Control under the 2025 Indenture. Under the 2023 Indenture and the 2025 Indenture, if (1) a Change of Control occurs and (2) at any time within 60 days after the occurrence of a Change of Control, the 4 1/4% Senior Notes due 2023 and the 5 1/2% Senior Notes due 2025 (collectively, the “Senior Notes”), are rated below investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services (defined in the 2023 Indenture and the 2025 Indenture as a “Ratings Event”), then the Company is required to make an offer to each holder of the Senior Notes that is subject to the Ratings Event to repurchase all or any part of such holder’s Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Senior Notes purchased, if any, to the date of repurchase (unless the Senior Notes have been previously called for redemption). The occurrence of both a Change of Control and a Ratings Event is defined under the 2023 Indenture and the 2025 Indenture as a “Change of Control Triggering Event.” Under the 2023 Indenture and the 2025 Indenture, a Change of Control and a Ratings Event need not be causally related in order to constitute a Change of Control Triggering Event; for example, if the Senior Notes are rated below investment grade by both of the applicable rating agencies and subsequently, but while that situation exists, a Change of Control occurs, then the Company’s obligation to offer to repurchase the Senior Notes at a premium to their principal amount is triggered immediately.

Mr. Wynn and the Company are unable to control ratings actions on the Senior Notes and thus are unable to control the occurrence or timing of a Ratings Event. Under the Amended and Restated Stockholders Agreement, Mr. Wynn currently is able to prevent Ms. Wynn from selling, gifting or disposing of any of her Common Stock, except that Ms. Wynn is permitted to dispose of up to $10 million worth of Common Stock each year for ten years. While Ms. Wynn’s litigation does not directly impact the ratings on the Senior Notes or the Company’s inability to control rating actions related to the Senior Notes, if Ms. Wynn prevails in her cross claim, Mr. Wynn would not control Ms. Wynn’s shares, meaning that Ms. Wynn would be free to sell, gift or otherwise dispose of shares of Common Stock that currently are subject to the Amended and Restated Stockholders Agreement and those shares would cease to be deemed beneficially owned by Mr. Wynn or his related parties for purposes of the Indentures. Thus, compared to the situation that currently exists where Ms. Wynn is prohibited from selling, gifting or otherwise disposing of more than a specified amount of Company shares, if Ms. Wynn prevails in her cross claim, the resulting ability of Ms. Wynn to dispose of a significant amount of her Company shares, combined with the preexisting inability of Mr. Wynn or the Company to control rating actions on the Senior Notes, increases the likelihood that the obligation to offer to repurchase the Senior Notes may be triggered under the 2023 Indenture and the 2025 Indenture. Moreover, because the change of control covenant utilizes a relative test, any sales or other dispositions of stock by Ms. Wynn in excess of the amounts to which she previously agreed make it more likely that a third party will own (and easier for a third party to acquire) more shares than are held by Ms. Wynn and Mr. Wynn in the aggregate. If and when the foregoing covenant provision is triggered under the 2023 Indenture and the 2025 Indenture, the Company could be required to offer to repurchase the Senior Notes, and there can be no assurance that the Company will be able to refinance the Senior Notes on terms as favorable as currently exist under the Senior Notes, or at all. Mr. Wynn is opposing Ms. Wynn’s cross claim.

Unfortunately, the definitive proxy statement filed by Ms. Wynn on March 20, 2015 does not accurately describe the risks created by her legal claims. Contrary to what Ms. Wynn suggests, it is not possible for Ms. Wynn to know in advance how many shares she would have to retain to avoid triggering a “change of control” under the debt securities because the change of control covenant utilizes a relative test. Moreover, Ms. Wynn’s suggestion that she can reach an “agreement” with Mr. Wynn to avoid triggering a “change of control” misses the point: even if she were able to reach an agreement with Mr. Wynn to authorize him to vote some of her shares, that would be completely irrelevant under the debt securities’ terms, as it would not change the number of shares that she and Mr. Wynn beneficially own in the aggregate.

Proxy Statement Litigation. On March 24, 2015, all of the Company’s directors other than Elaine Wynn were named as defendants in a publicly available complaint filed in the United States District Court for the District of Nevada and captioned W. A. Sokolowski v. Stephen A. Wynn, et al., Case No. 2:15-cv-00536. The complaint asserts claims under the Securities

Additional Information Regarding The Election of Directors

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Exchange Act of 1934 and state law and is brought on behalf of a purported stockholder of the Company. It alleges, among other things, that the Company’s current proxy materials fail to disclose that the Company has “misrepresented Wynn’s internal controls” and engaged in “bribery, money laundering and other wrongful behavior,” principally in connection with the Company’s activities in Macau; that the Company has allegedly violated the “books and records, and internal controls provisions” of the Foreign Corrupt Practices Act and the Bank Secrecy Act; that the independent audits of certain of the Company’s financial statements were not conducted in accordance with Generally Accepted Auditing Standards; that the directors are allegedly “wasting” corporate assets by retaining a law firm to counsel them with respect to allegations made in a December 2014 letter sent to the Company’s Board of Directors by one of the same attorneys who has brought the Sokolowski case on behalf of another purported stockholder of the Company; that the directors allegedly have failed to prevent allegedly unlawful conduct by the Company in Macau and elsewhere; that the directors have caused the Company to make political contributions that are allegedly “without any concomitant benefit to the Company”; and that the directors have allegedly misrepresented the reasons why the Company’s Board has not nominated Elaine P. Wynn for election as a director of the Company at the 2015 Annual Meeting. The complaint also contains allegations concerning the past involvement of Kazuo Okada with the Company and the Board of Directors’ decision in February 2012 to redeem all of the shares controlled by Mr. Okada on the ground that he and his affiliates were unsuitable stockholders. As relief, the complaint seeks a declaration that the named defendants violated the federal proxy statute and rules and their “duty of candor” to the Company’s stockholders; to have “the actions taken pursuant to the Proxy Statement at the Company’s 2015 Annual Meeting of Shareholders” enjoined; an order requiring the Company to make additional disclosures; and attorneys’ fees.

As of March 30, 2015, the time for the director defendants to answer or respond to the Sokolowksi complaint has not yet elapsed. The director defendants believe the complaint is without merit and intend to vigorously defend the action. The Company notes that in a 2010 press release, one of the attorneys who filed the Sokolowski case described himself as “having served as Lead or Co-Lead Counsel for plaintiffs in many shareholder class and derivative actions.”

Information on Participants in the Company’s Solicitation. See Appendix A of the Definitive Proxy Statement for additional information regarding participants in this solicitation for the Annual Meeting, which information is incorporated herein by reference.

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